UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c) of the

Securities Exchange Act of 1934

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ALPS ETF Trust

(Name of Registrant as Specified in Its Charter)

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IMPORTANT NEWS ABOUT THE Level Four Large Cap Growth Active ETF

February 4, 2025

Dear Shareholders:

The Board of Trustees of ALPS ETF Trust (the “Board”) has taken the following action with respect to the Level Four Large Cap Growth Active ETF (the “Fund”):

The Board has approved a new-sub-advisory agreement with Level Four Capital Management, LLC (“Level Four”), the sub-adviser to the Fund, in advance of a change in ownership of Level Four’s parent company. The new sub-advisory agreement contains materially identical terms as compared to the previous sub-advisory agreement.

The next few pages of this package feature more information about the new sub-advisory agreement with Level Four. Please take a few moments to read them. Call us at (866) 759-5679 if you have any questions.

On behalf of the Board, I thank you for your continued investment in the Fund.

Sincerely,

Laton Spahr

Trustee and President

ALPS ETF Trust

1

ALPS ETF TRUST

INFORMATION STATEMENT

TO SHAREHOLDERS OF Level Four Large Cap Growth Active ETF

This document is an Information Statement and is being furnished to shareholders of Level Four Large Cap Growth Active ETF (the “Fund”), a series of ALPS ETF Trust (the “Trust”), in lieu of a proxy statement pursuant to the terms of an exemptive order issued to the Trust and ALPS Advisors, Inc. (“AAI”) by the U.S. Securities and Exchange Commission (the “SEC”). AAI serves as the investment adviser for the Fund. The exemptive order permits AAI, subject to the supervision and approval of the Board of Trustees of the Trust (the “Board”), to employ unaffiliated sub-advisers, terminate such sub-advisers, and modify sub-advisory agreements with unaffiliated sub-advisers without prior approval of the Fund’s shareholders.

As a condition of the SEC exemptive order, AAI and the Trust are required to furnish shareholders of the Fund with information about new sub-advisers and/or changes to the existing sub-advisory agreements. This Information Statement provides such notice of the Board’s approval of a new sub-advisory agreement between the Trust, AAI and Level Four Capital Management, LLC (“Level Four” or the “Sub-Adviser”) (the “New Sub-Advisory Agreement”). The Trust, AAI and Level Four have entered into the New Sub-Advisory Agreement in connection with a transaction involving the transfer of a majority equity position in Carr, Riggs & Ingram, LLC (“CRI”), the parent company of Level Four, to a group of new investors which include Centerbridge Partners, L.P. and Bessemer Venture Partners (the “Transaction”). On November 18, 2024, the Transaction closed. The closing of the Transaction constitutes a deemed “assignment” of the Fund’s previous sub-advisory agreement (defined below) and therefore results in the automatic termination of such agreement under the Investment Company Act of 1940, as amended (the “1940 Act”). The New Sub-Advisory Agreement contains materially identical terms as compared to the Fund’s previous sub-advisory agreement and there are no substantive changes expected to the responsibilities of Level Four with respect to the Fund in connection with the Transaction.

This Information Statement is being mailed on or about February 4, 2025, to shareholders of the Fund as of January 21, 2025 (the “Record Date”). Please note that only one Information Statement may be delivered to two or more shareholders of the Fund who share an address unless such shareholders have given instructions to the contrary. To request a separate copy of the Information Statement, or for instructions as to how to request a single copy if multiple copies of the Information Statement are received, shareholders should contact the Fund at the address or phone number listed below for the Fund. Level Four, not the Fund, will pay the expenses of preparing this Information Statement. Certain information on the share ownership of the Fund is set forth in Appendix A.

The principal executive office of the Fund is located at 1290 Broadway, Suite 1000, Denver, CO 80203. Copies of the Fund’s most recent Annual Report and Semi-Annual Report are available upon request, without charge, by writing the Fund at ALPS ETF Trust, 1290 Broadway, Suite 1000, Denver, CO 80203, contacting the Trust at (866) 759-5679, or by calling your financial consultant.

WE ARE NOT ASKING YOU FOR A PROXY

AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

INVESTMENT ADVISER

AAI, subject to the authority of the Board, is responsible for the overall management and administration of the Fund’s business affairs. AAI commenced business operations in December 2006 and is registered with the SEC as an investment adviser. Its principal address is 1290 Broadway, Suite 1000, Denver, CO 80203.

As of December 31, 2024, AAI had approximately $26.83 billion in assets under management.

AAI serves as the investment adviser to the Fund pursuant to the Investment Advisory Agreement, as amended, between the Trust and AAI (the “Advisory Agreement”). AAI oversees the Fund’s investments in accordance with its investment objective, policies, and limitations pursuant to the Advisory Agreement, dated May 31, 2018, and amended June 1, 2023, as approved by the Board, including a majority of the Trustees who are not an “interested person” of the Trust within the meaning of the 1940 Act (the “Independent Trustees”) and by the Fund’s sole initial shareholder on August 21, 2023. The Board may extend the Advisory Agreement for additional one-year terms, and the Board most recently renewed the Advisory Agreement on June 18, 2024.

Pursuant to the Advisory Agreement, the Fund pays the Adviser a unitary fee of 0.50% of the Fund’s average daily net assets, for the services and facilities it provides, payable on a monthly basis. Out of the unitary management fee, the Adviser pays substantially all expenses of the Fund, including the cost of sub-advisory, transfer agency, custody, fund administration, legal, audit, trustees, and other services, except for interest expenses, distribution fees or expenses, brokerage expenses, taxes, and extraordinary expenses such as litigation and other expenses not incurred in the ordinary course of the Fund’s business. The Adviser’s unitary management fee is designed to pay substantially all the Fund’s expenses and to compensate the Adviser for providing services for the Fund. The initial term of the Advisory Agreement is two years. The Board, the shareholders of the Fund by the vote of a majority of the voting securities of the Fund, or AAI may terminate the Advisory Agreement with respect to a Fund upon sixty (60) days’ written notice. A discussion regarding the basis for the Board’s renewal of the Advisory Agreement is available in the Fund’s Annual Financial Statements and Other Information filed on Form N-CSR for the period ended November 30, 2024.

The Advisory Agreement requires that AAI provide general management services to the Fund and assume overall supervisory responsibility for the general management and investment of the Fund’s assets, subject to the review and approval of the Board. AAI is responsible for setting the Fund’s investment program and strategies, revising the programs, as necessary, and monitoring and reporting periodically to the Board concerning the implementation of the programs.

The Advisory Agreement for the Fund provides for AAI, subject to the supervision and direction of the Board, to appoint one or more sub-advisers to have full discretion and to make all determinations with respect to the investment and reinvestment of the portion of the Fund’s assets assigned to that sub-adviser.

For the Fiscal Year Ended November 30, 2024, with respect to the Fund, AAI was owed gross advisory fees of $403,937 and received from the Fund net advisory fees of $403,937.

The approval of the New Sub-Advisory Agreement will not cause the aggregate percentage of fees paid to AAI to exceed the Fund-specific maximum total advisory fee rate that has been approved by Fund shareholders.

The following table lists the directors and principal executive officers of AAI. The business address of each individual listed below is 1290 Broadway, Suite 1000, Denver, CO 80203 unless otherwise stated below.

Name	Principal Occupation
Laton Spahr	Director, President
Matthew Sutula	Chief Compliance Officer
Richard C. Noyes	Senior Vice President, General Counsel, Assistant Secretary
Brian Schell*	Vice President & Treasurer
Eric T. Parsons	Vice President, Controller and Assistant Treasurer
Jason White*	Secretary
Eric Theroff**	Assistant Secretary
Rahul Kanwar*	Authorized Representative
Mark T. Haley	Vice President
Ryan Mischker	Vice President, Portfolio Management & Research
Andy Hicks	Vice President, Index Management
Eric Hewitt	Director, Research & Strategy
Robert McClure	Director, Research & Strategy
Alex Hagmeyer	Director of Quantitative Research
Richard Baker	Vice President, Portfolio Strategy
Hilary Quinn	Vice President

*	The principal business address for Messrs. Kanwar, White, and Schell is 4 Times Square, New York, NY 10036.

**	The principal business address for Mr. Theroff is 333 W. 11th Street, 5th Floor, Kansas City, MO 64105.

Approval of New Sub-Advisory Agreement with Level Four Capital Management, LLC as Sub-Adviser to the Level Four Large Cap Growth Active ETF

At its meeting held on November 8, 2024, the Board evaluated a proposal to approve the New Sub-Advisory Agreement. The Board approved the New Sub-Advisory Agreement upon the recommendation of AAI, and after consideration of information provided by AAI, as well as information provided by Level Four.

The proposal was brought in connection with the Transaction. On November 18, 2024, the Transaction closed. The closing of the Transaction constitutes a deemed “assignment” of the Fund’s previous sub-advisory agreement and therefore results in the automatic termination of such agreement under the 1940 Act. The New Sub-Advisory Agreement contains materially identical terms as the Fund’s previous sub-advisory agreement, including with respect to the annual sub-advisory fee paid by AAI to Level Four of 0.25% of the Fund’s average daily net assets, and there are no substantive changes expected to the responsibilities of Level Four with respect to the Fund in connection with the Transaction.

***

The Fund invests primarily in equity securities of carefully selected, high-quality U.S. companies. The Fund invests primarily in the domestic equity securities of companies selected by Level Four for their growth potential within various market sectors. The Fund emphasizes investments in large, seasoned companies. Under normal circumstances, the Fund will invest at least 80% of its net assets in common stocks of large-capitalization companies. For these purposes, “large-capitalization companies” are those that, at the time of investment, have market capitalizations of greater than $10 billion. While the market capitalizations of companies in the Bloomberg US 1000 Growth Index, the Fund’s benchmark index for performance comparison purposes, ranged from approximately $355 million to $3.78 trillion as of December 31, 2024, the Fund normally will invest in common stocks of companies with market capitalizations in the top half of that benchmark range.

Level Four expects that normally the Fund’s portfolio will tend to emphasize investments in securities issued by U.S. companies, although it may invest in foreign securities. The investment team allocates the Fund’s investments among broad sector groups based on the fundamental company research conducted by Level Four’s internal research staff, assessing the current and forecasted investment opportunities and conditions, as well as diversification and risk considerations. The investment team may vary the percentage allocations among market sectors and may change the market sectors in which the Fund invests.

No Trustees or officers of the Trust are officers, employees, directors, managers, or members of Level Four. In addition, since the beginning of the Trust’s last fiscal year, no Trustee or any of their associates has had, directly or indirectly, a material interest in Level Four, any of Level Four’s parents or subsidiaries, or any subsidiaries of a parent of any such entities, and no Trustee has been a party to a material transaction or material proposed transaction to which Level Four, any of its parents or subsidiaries, or any subsidiaries of a parent of any such entities, was or is to be a party.

Consideration of the Board of Trustees Regarding the New Sub-Advisory Agreement

At its November 8, 2024 meeting, in voting to approve the New Sub-Advisory Agreement in connection with the Transaction, the Board did not identify any single factor as all-important or controlling. The following summary does not identify all the matters considered by the Board but provides a summary of the principal matters the Board considered.

The Board, including the Independent Trustees, discussed the Transaction, Level Four, the previous sub-advisory agreement between the Trust, AAI and Level Four on behalf of the Fund (the “Previous Sub-Advisory Agreement”) and the New Sub-Advisory Agreement, as applicable. The Independent Trustees also met separately to consider the foregoing. At the Board meeting and throughout the process of considering the Transaction, the Board, including the Independent Trustees, was advised by counsel to the Independent Trustees and counsel to the Trust.

In their consideration of the New Sub-Advisory Agreement, counsel to the Independent Trustees and counsel to the Trust requested certain materials from Level Four and reviewed their responses thereto. The Board communicated with representatives of Level Four regarding their personnel, operations and financial condition. The Board also reviewed the terms of the Transaction and considered its possible effects on the Fund and its shareholders. In this regard, the Trustees spoke with representatives of AAI and Level Four during the Board meeting and, with respect to the Independent Trustees, in private session to discuss the anticipated effects of the Transaction.

During these meetings, the representatives of AAI and Level Four indicated their belief that the Transaction would not adversely affect (i) the continued operation of the Fund, or (ii) the capabilities of Level Four to continue to provide the same level of sub-advisory services to the Fund. AAI recommended that the Board approve the New-Sub-Advisory Agreement.

In determining whether to approve the New Sub-Advisory Agreement, the Board received information and made inquiries into all matters as it deemed appropriate. The Board reviewed and analyzed various factors it deemed relevant, including the following factors, among others, none of which by itself was considered dispositive:

●	the terms of the New Sub-Advisory Agreement, including the fees payable by AAI to Level Four, are the same as the Previous Sub-Advisory Agreement, but for the new commencement date;

●	assurances from Level Four that the manner in which the Fund’s assets are managed will not change as a result of the Transaction, that the same people who currently manage the Fund’s assets are expected to continue to do so after the Transaction, and that Level Four will seek to ensure that there is no diminution in the nature, quality and extent of the services provided to the Fund by Level Four;

●	Level Four’s financial condition, its parent company’s (CRI’s) financial condition, as well as the financial condition of the two new investors in CRI in connection with the Transaction;

●	that while the operations of Level Four are expected to continue without change following the Transaction, Level Four expects to benefit indirectly from the Transaction;

●	the potential adverse effects on the Fund in the event the Transaction is completed and the New Sub-Advisory Agreement is not approved; and

●	the fact that Fund shareholders will not bear any costs in connection with the Transaction because Level Four or its affiliates have committed to pay the expenses of the Fund in connection with the Transaction.

In evaluating the New Sub-Advisory Agreement, the Board, including the Independent Trustees, considered various factors, including (i) the nature, extent and quality of the services to be provided by Level Four with respect to the Fund under the New Sub-Advisory Agreement; (ii) the advisory fees and other expenses paid by the Fund compared to those of similar funds managed by other investment advisers; (iii) the profitability to Level Four of its sub-advisory relationship with the Fund and the reasonableness of compensation to Level Four; (iv) the extent to which economies of scale would be realized if, and as, the Fund’s assets increase, and whether the fee level in the New Sub-Advisory Agreement reflects these economies of scale; and (v) any additional benefits and other considerations.

With respect to the nature, extent and quality of the services to be provided by Level Four under the New Sub-Advisory Agreement, the Board, including the Independent Trustees, considered and reviewed information concerning the services provided under the Previous Sub-Advisory Agreement, the Fund’s performance, financial information regarding Level Four, information describing Level Four’s organization before and after the Transaction and the background and experience of the persons responsible for the day-to-day management of the Fund. Based upon their review, the Board, including the Independent Trustees, concluded that Level Four was qualified to continue to oversee the portfolio management of the Fund following the Transaction and that the services provided by Level Four to the Fund remain satisfactory.

The Board, including the Independent Trustees, considered that the contractual sub-advisory fee to be paid to Level Four with respect to the Fund was 0.25% of the Fund’s average daily net assets out of a total management fee of 0.50% of the Fund’s average daily net assets and considered that there would be no changes to either fee following the Transaction.

With respect to the costs of services provided and profits realized by Level Four, the Board, including the Independent Trustees, considered the costs and resources required to sub-advise the Fund.

The Board, including the Independent Trustees, also considered other benefits that have been and may be realized by Level Four from its relationship with the Fund, known as fall-out benefits.

The Board, including the Independent Trustees, considered the extent to which economies of scale may be realized if the Fund’s assets continue to grow in size and whether fee levels reflect a reasonable sharing of such economies of scale for the benefit of the Fund’s investors. The Board, including the Independent Trustees, noted that the Fund commenced operations on August 22, 2023 and has not yet achieved scale in terms of assets. The Independent Trustees determined that AAI should continue to keep the Board informed on an ongoing basis of any significant developments (e.g., material increases in asset levels) so as to facilitate the Independent Trustees’ evaluation of whether further economies of scale have been achieved with respect to the Fund.

In voting to approve the New Sub-Advisory Agreement, the Board, including the Independent Trustees, concluded that the terms of the New Sub-Advisory Agreement are reasonable and fair in light of the services performed, expenses incurred and such other matters as the Board, including the Independent Trustees, considered relevant in the exercise of their reasonable business judgment. The Board, including the Independent Trustees, did not identify any single factor or group of factors as all important or controlling and considered all factors together.

Additional Information about Level Four

Level Four Capital Management, LLC is located at 12400 Coit Rd. #100, Dallas, TX 75251. Level Four coordinates the investment and reinvestment of the assets of the Fund and determines the composition of the assets of the Fund. The Sub-Adviser is controlled by Level Four Group, LLC, 12400 Coit Road, Suite 700, Dallas, Texas 75251. Level Four Group, LLC is controlled by Carr Riggs & Ingram Capital, LLC, which is controlled by CRI Group, LLC. CRI Group, LLC is controlled by CRI Advisors, LLC.

AAI has the ultimate responsibility, subject to oversight by the Board, to oversee a sub-adviser and recommend the hiring, termination, and replacement of a sub-adviser.

AAI may hire and terminate sub-advisers in accordance with the terms of an exemptive order obtained by the Trust and AAI from the SEC, under which AAI is permitted, subject to supervision and approval of the Board, to enter into and materially amend sub-advisory agreements for the Fund, specifically without shareholder approval. Currently, AAI has entered into a sub-advisory agreement with Level Four.

The following table lists the directors and principal executive officers of Level Four. The business address of each individual listed below is 12400 Coit Rd. #100, Dallas, TX 75251.

Name	Principal Occupation
Edmond J. Tomes	Chief Executive Officer
Jill Zacha	Corporate Counsel, CCO
Todd M. Bulot	Director, Capital Management
Lal Echterhoff	Senior Portfolio Manager, CIO

Terms of Sub-Advisory Agreement

With respect to these and other terms, the New Sub-Advisory Agreement is materially identical to the Previous Sub-Advisory Agreement.

Pursuant to the New Sub-Advisory Agreement, Level Four coordinates the investment and reinvestment of the assets of the Fund and determines the composition of the assets of the Fund. Level Four also is authorized to place orders for the purchase and sale of securities for the Fund with or through such brokers, dealers or banks as Level Four may select.

The New Sub-Advisory Agreement provides that it will remain in force for an initial term of two (2) years and from year to year thereafter, but only so long as such continuance is specifically approved at least annually by the vote of a majority of the Independent Trustees, cast in person at a meeting called for the purpose of voting on such approval and by a vote of the Trustees or of a majority of the outstanding voting securities of the Trust. The New Sub-Advisory Agreement may be terminated with respect to the Fund at any time, without the payment of any penalty, by a vote of the majority of the Trustees, by the vote of a majority of the outstanding voting securities of the Fund, by AAI on sixty (60) days’ prior written notice to the Sub-Adviser, AAI as appropriate and by the Sub-Adviser upon sixty (60) days written notice to AAI. The New Sub-Advisory Agreement provides that it will automatically terminate, without the payment of any penalty, in the event the Advisory Agreement is assigned (as defined in 1940 Act) or terminates for any other reason. The New Sub-Advisory Agreement provides that it will also terminate upon written notice to the other party that the other party is in material breach of the New Sub-Advisory Agreement, unless the other party in material breach of the New Sub-Advisory Agreement cures such breach to the reasonable satisfaction of the party alleging the breach within thirty (30) days after written notice.

The New Sub-Advisory Agreement provides that except as may otherwise be provided by the 1940 Act or any other federal securities law, in the absence of willful misconduct, bad faith or gross negligence, neither Level Four nor any of its officers, affiliates, employees or consultants shall be liable for any losses, claims, damages, liabilities or litigation (including reasonable legal and other expenses) incurred or suffered by AAI, the Fund or the Trust as a result of any error of judgment or for any action or inaction taken in good faith by the Sub-Adviser or its affiliates with respect to the Fund. All sub-advisory fees are paid by AAI and not the Fund. Because AAI pays Level Four out of the fees received by AAI from the Fund, there is no “duplication” of advisory fees paid.

Payments to Affiliated Brokers

For the fiscal year ended November 30, 2024, the Fund did not pay any commissions to affiliated brokers.

General Information

The principal executive offices of the Trust are located at 1290 Broadway, Suite 1000, Denver, Colorado 80203. The Trust’s administrator is ALPS Fund Services, Inc. (“ALPS”). The Fund’s distributor is ALPS Portfolio Solutions Distributor, Inc. (“APSD”). ALPS and APSD are located at 1290 Broadway, Suite 1000, Denver, Colorado 80203. The Trust’s custodian and transfer agent is State Street Bank and Trust Company, which is located at One Congress Street, Suite 1, Boston, MA 02114. Counsel to the Trust is Dechert LLP, which is located at 1900 K Street, NW, Washington, DC 20006.

Copies of the Fund’s most recent Annual Report and Semi-Annual Report are available upon request, without charge, by writing the Fund at ALPS ETF Trust, 1290 Broadway, Suite 1000, Denver, CO 80203, contacting the Trust at (866) 759-5679, or by calling your financial consultant.

APPENDIX A

Shareholders Owning Beneficially or of Record More than 5% of the Fund

As of the Record Date, there were 2,653,400 shares outstanding of the Fund.

As of the Record Date, to the best of the Trust’s knowledge, the Board and officers of the Trust as a group owned less than 1% of the outstanding shares of beneficial interest of the Fund. Although the Trust does not have information concerning its beneficial ownership held in the names of DTC Participants, as of the Record Date, the names, addresses and percentage ownership of each DTC Participant that owned of record 5% or more of the outstanding shares of the Fund were as follows:

DTC Participant	Percentage of Total Outstanding Shares of Fund as of the Record Date
Raymond James 880 Carillon Parkway St. Petersburg, FL 33716	76.58%
Charles Schwab & Co., Inc. 3000 Schwab Way Westlake, TX 76262	17.17%

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